For Immediate Release

February 7, 2011

First Century Bankshares, Inc.

Reports 2010 Year End Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) announced net income of $2,141,000 for the year ended December 31, 2010. This compares to $315,000 earned during the same period in 2009. Net income per diluted share was $1.12 for the year ended December 31, 2010 compared to $0.17 per diluted share for the year ended December 31, 2009.

Net income for 2010 produced a return on average equity (ROAE) of 5.31% and a return on average assets (ROAA) of 0.51% compared with 0.76% and 0.07%, respectively, for 2009. Dividends for 2010 decreased 37.5% to $0.60 per share from $0.96 per share for the year ended December 31, 2009. The Company continues to be well capitalized at December 31, 2010, with total risk-based capital to risk weighted assets of 15.08%, and a Tier 1 leverage ratio of 9.00%. These are well in excess of the regulatory requirement to be considered well capitalized of 10.00% and 5.00%, respectively.

Net interest income, for the year ended December 31, 2010 was $13,988,000, a decrease of $812,000, or 5.5%, as compared to $14,800,000 for the year ended December 31, 2009. Net interest margins for the years ended December 31, 2010 and 2009 were 3.31% and 3.47%, respectively. The continuing low interest rate environment combined with an elevated level of nonperforming assets during 2010 contributed to the decline in net interest income.

Noninterest income was $5,332,000 for the year ended December 31, 2010 and represented a decrease of $98,000, or 1.8%, compared to $5,430,000 for the same period in 2009. Reductions in fiduciary fee income and service charges on deposit accounts were not completely offset by additional income from mortgage originations recognized during 2010.

Noninterest expense of $14,298,000 for the year ended December 31, 2010 represented a decrease of $280,000, or 1.9%, from $14,578,000 for the same period in 2009. Most of this decrease was attributable to lower personnel expenses as a result of management's efforts, which began in 2009, to modify the organizational structure of the Company through attrition and reallocation of workflow. Staffing reductions of 18 FTE's, or approximately 10.5% of year-end 2008 total FTE's, have been achieved by this effort.

The provision for loan losses was $1,936,000 for the year ended December 31, 2010. This was a decrease of $3,524,000 compared to the provision of $5,460,000 for the same period in 2009. Net charge-offs were $386,000 for the year ended December 31, 2010, compared to $3,825,000 for the year ended December 31, 2009. Additional provisions of $1,550,000 were made during 2010, compared to $1,635,000 in 2009, increasing the allowance for loan losses, as the result of increases in nonperforming and impaired assets.

Total assets at December 31, 2010 were $407,989,000 as compared to $408,387,000 at December 31, 2009, or a decrease of $398,000, or 0.1%. Total loans decreased $26,109,000, or 9.1%, during this period to $260,257,000 at December 31, 2010, compared with $286,366,000 at December 31, 2009. The investment portfolio increased approximately $17,722,000, or 22.2%, during this same period to utilize excess liquidity.

Total deposits increased by $2,021,000 to $352,341,000 at December 31, 2010 from $350,320,000 at December 31, 2009. Noninterest-bearing deposits increased by $1,508,000, or 3.3%. Interest-bearing deposits were essentially unchanged during this same period.

Nonperforming assets, including nonaccrual loans, accruing loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets increased from 2.9% at December 31, 2009 to 4.9% at December 31, 2010. During the fourth quarter of 2010, two significant commercial relationships were downgraded to nonaccrual status. One relationship of approximately $4,948,000 is associated with a real estate development in the Richmond, Virginia area. A recent appraisal of the development reflects a loan to value ratio of approximately 40%. The other loan relationship of approximately $3,302,000 has real estate and other commercial collateral that is undergoing a liquidation effort by the borrower.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A. and First Century Financial Services, LLC, and is headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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